Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Ordinary Shares of Valens Semiconductor Ltd.

Dated: November 21, 2024

LINSE CAPITAL VAL, LLC

By:	Linse Capital LLC
a Delaware limited liability company and Manager of Linse Capital VAL, LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

LINSE CAPITAL LLC

By:	/s/ Michael Linse
Michael Linse, Managing Director

/s/ Michael Linse
Michael Linse